EXHIBIT 21.1

LIST OF SUBSIDIARIES

(a)	Corvus Nevada, a corporation incorporated in Nevada on April 9, 2007, which holds all of our properties in Nevada and is 100% owned by Corvus US;

(b)	Raven Gold, a corporation incorporated in Alaska on July 2, 2009, which holds all of our properties in Alaska and is 100% owned by Corvus US;

(c)	SoN Land & Water, LLC, a limited liability company incorporated in Nevada on July 25, 2013, of which Corvus Nevada is the sole member; and

(d)	Corvus US, a corporation incorporated in Nevada on February 25, 2013, which holds all of the shares of Corvus Nevada and Raven Gold and is 100% owned by Corvus.